Exhibit 99.1

           The Neiman Marcus Group Reports January Revenues

    DALLAS--(BUSINESS WIRE)--Feb. 5, 2004--The Neiman Marcus Group, Inc. (NYSE:NMG.A)(NYSE:NMG.B) announced the following preliminary company-wide revenues:


                                  4 weeks ended
                           January 31,        February 1,
                               2004              2003        % Change
                       -------------------- --------------- ----------

Total Revenues             $216 million      $187 million        15.4%

Comparable Revenues        $216 million      $187 million        15.2%



                                  13 weeks ended
                               (2nd Fiscal Quarter)
                           January 31,        February 1,
                               2004              2003        % Change
                       -------------------- --------------- ----------

Total Revenues            $1,055 million     $938 million        12.4%

Comparable Revenues       $1,051 million     $937 million        12.2%


    In the four-week January period, comparable revenues in the Specialty Retail Stores segment, which includes Neiman Marcus stores and Bergdorf Goodman, increased 12.8 percent. Revenue growth trends were the strongest in the Company's stores in the West. Top merchandise categories were designer handbags and accessories, jewelry, women's contemporary sportswear and dresses, women's fine apparel and men's categories.
    Comparable revenues at Neiman Marcus Direct for the four-week January period increased 20.7 percent. In the direct-to-consumer business, the Neiman Marcus brand experienced the highest year-over-year sales performance, supported by strong sales in women's contemporary sportswear and dresses and women's shoes.
    Comparable revenues for the Neiman Marcus Group for the second quarter of fiscal year 2004 increased 12.2 percent. For the second quarter of fiscal year 2004, Specialty Retail Stores comparable revenues increased 10.5 percent which represents a comparable revenue increase of 9.2 percent at Neiman Marcus Stores and 20.5 percent at Bergdorf Goodman. Neiman Marcus Direct second quarter fiscal year 2004 revenues were 18.7 percent above last year.
    The Company currently expects earnings in the range of $1.16 to $1.21 per share for the second quarter of fiscal year 2004 which includes approximately $0.16 related to favorable settlements associated with previous state tax filings. The Company currently expects comparable store revenues for the third quarter of its fiscal year 2004 to increase in the range of 8 percent to 10 percent compared to last year.
    The Neiman Marcus Group plans to report second quarter earnings on Wednesday, March 3, 2004 after the market closes. The release will be followed by a conference call that will be simultaneously webcast.
    The Company's four-week reporting period is consistent with last year and reflects a 4-5-4 week second quarter.
    The Neiman Marcus Group, Inc. operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus and Bergdorf Goodman stores. The Direct Marketing segment conducts both print catalog and online operations under the Neiman Marcus, Horchow and Chef's Catalog brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.
    This release contains forward-looking statements, including statements regarding the Company's objectives and expectations concerning, among other things, its productivity and profitability; merchandising and marketing strategies; inventory performance; store renovation and expansion plans; capital expenditures; liquidity; and development of management information systems. These forward-looking statements are made based on management's expectations and beliefs concerning future events, as well as on assumptions made by and data currently available to management. These forward-looking statements involve a number of risks and uncertainties and are not guarantees of future performance. A variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. Factors that could affect future performance include, but are not limited to: current political and economic conditions; changes in political and economic conditions that may occur in the future; terrorist activities in the United States, as well as the potential escalation in the international war on terrorism; political, social, economic or other events resulting in the short or long-term disruption in business at the Company's stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods that are, or are perceived to be, "luxuries"; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company's marketing, merchandising and promotional efforts and/or inventory liquidations by vendors or other retailers; changes in the Company's relationships with its key customer; delays in the receipt of merchandise ordered by the Company due to work stoppages and/or other causes of delay in connection with either the manufacture or shipment of such merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the financial results or reputation of the Company; changes in the Company's relationships with designers, vendors and other sources of merchandise; the financial viability of the Company's designers, vendors and other sources of merchandise; the design and implementation of new information systems as well as enhancements of existing systems; changes in foreign currency exchange rates; impact of funding requirements related to the Company's noncontributory defined benefit pension plan; changes in the Company's relationships with certain of its key sales associates; changes in key management personnel; changes in the Company's proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company's cost of operations. The Company undertakes no obligation to update or revise (publicly or otherwise) any forward-looking statements to reflect subsequent events, new information or future circumstances.


    CONTACT: The Neiman Marcus Group, Inc., Dallas
             James E. Skinner, 214-743-7625
             or
             Stacie Shirley, 214-757-2967